Exhibit 10.8

January 14, 2002

Vince Ciavardini

4 Honeysuckle Ln.

Broomall, PA 19008

Dear Vince,

Thank you for taking the time over the last two months to meet with us to discuss our Sunstone/UMB mutual fund opportunity. We enjoyed your company and the opportunity of discussing how you might help advance our mutual fund servicing efforts. UMB Financial Corporation is a regional, multi-bank holding company, headquartered in Kansas City, Missouri with $7.5 billion in assets. UMB offers a complete array of banking products and related financial services to both individual and business customers including employee benefit services, trust and wealth management products, cash management, financial counseling, investment products and services, custody, brokerage services and commercial loans, to name a few.

Vince, UMB would like to extend the offer of Vice Chairman of UMB Financial Corporation, President and Chief Executive Officer of a newly created mutual fund services division, which would consist of Sunstone and UMB’s Mutual Fund Cash Management and Custody services. Your base salary will be $280,000 and a leased car. In addition to the base offer, you would receive a bonus of 5% of the pre-tax net profits of Sunstone. We will also include in this bonus pool bundled services sold to prospective clients. In addition, you would be eligible to receive up to 3% of the pre-tax net profits of UMB’s Mutual Fund Cash Management and Custody services it UMB’s sole discretion based on your overall performance and the performance of those business functions. If your employment terminates during the course of a given year, the applicable bonus pool would be calculated on a pro-rata basis. UMB’s standards and procedures and internal profitability reporting will determine pre-tax profits. You would not eligible to participate in any other existing incentive program that may be offered to Sunstone or UMB personnel, as that would be duplicative.

You would be given full responsibility for the newly created division and report directly to the CEO of UMB, R. Crosby Kemper III. You would be expected to have a sufficient presence in Kansas City and in Milwaukee, to enable you to provide direction and leadership to those who report to you and to effectively manage the respective personnel and operations.

You would be eligible to participate in the annual award of UMBF qualified stock options under the UMB stock option plan. Four weeks’ vacation is available to you during the first year with the first week allowable during the first six months and the remaining three after six months of employment. Thereafter, the use of your vacation would follow UMB policies. Included in this offer is UMB’s executive relocation package with the major highlights attached and UMB’s standard benefits package.

No provision of this letter represents an employment contract in whole or in part, for any duration, between you and UMB or any of its subsidiaries. Rather, your employment would be at-will. Either you or UMB (or any subsidiary) may terminate your employment at anytime with or without cause. Should you have any questions regarding what is outlined in this offer, please do not hesitate to call me at 816-860-7696 or email me at Lisa.zacharias@umb.com and I will be happy to discuss them with you.

Kind Regards,

/s/ Lisa Zacharias	/s/ Vince Ciavardini
Lisa Zacharias	Vince Ciavardini
Senior Vice President Human Resources